Exhibit 99.1

ARIAD Appoints Richard W. Pascoe as Chief Operating Officer and Expands Role of Timothy P. Clackson, Chief Scientific Officer

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has promoted Richard W. Pascoe to the new position of chief operating officer and has expanded the role of Timothy P. Clackson, Ph.D., ARIAD’s chief scientific officer, to include all of research, preclinical development, and applied sciences. Mr. Pascoe previously held the title of chief commercial officer. In his new role, Mr. Pascoe will assume responsibility for operating, new product- planning, manufacturing, marketing and sales, and business development activities and will continue to report to Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

“I am pleased to recognize the proven leadership qualities demonstrated by Rich and Tim during their tenures at ARIAD. I am proud of the caliber of talent on our executive leadership team and the results we have achieved over the past several years,” said Dr. Berger. “We are well positioned to successfully build a sustainable commercial business based on innovation and long-term growth. I look forward to working closely with Rich, Tim, and the other members of our senior management team over the long term in building ARIAD as a leading oncology company.”

“I am excited to lead our core business functions at this pivotal stage in ARIAD’s evolution,” said Mr. Pascoe. “I believe our growing commercial infrastructure should create value-enhancing opportunities for our product candidates as we realize our vision of becoming a fully integrated pharmaceutical company.”

“ARIAD’s scientific teams have a demonstrated track record of delivering new targeted drugs for major unmet medical needs in oncology,” said Dr. Clackson. “We will continue to focus on building the Company’s pipeline of small-molecule cancer product candidates as our commercial strategy evolves.”

Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., a leading specialty pharmaceutical company developing and marketing novel branded prescription products. Most recently, he held senior vice president positions in both marketing and sales, and previously, he held vice president positions in both international sales and marketing and hospital sales. Prior to King, he was in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide [Integrilin®]), B. Braun Interventional and The BOC Group. Mr. Pascoe received his B.S. degree in Leadership Studies from the United States Military Academy at West Point.

Dr. Clackson joined ARIAD in 1994 as a senior scientist and subsequently served in a variety of scientific leadership positions, including as chief scientific officer since 2003. Dr. Clackson led the research teams that discovered both deforolimus and AP24534. Previously, he was a postdoctoral fellow at Genentech, Inc. studying the molecular basis for human growth hormone function. Dr. Clackson received his B.A. degree in biochemistry from the University of Oxford and his Ph.D. in biology from the University of Cambridge for research conducted at the MRC Laboratory of Molecular Biology into antibody engineering and the development of phage-display technology.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need – aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD’s second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to ARIAD's oncology product candidates and commercial plans. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Pure Communications
Sheryl Seapy, 949-608-0841